UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934
Date of Report: March 31, 2006
(Date of earliest event reported)
Paragon Real Estate Equity and Investment Trust
(Exact name of registrant as specified in its charter)

Maryland	0-25074	39-6594066
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)
1240 Huron Road, Cleveland, Ohio 44115
(Address of principal executive offices including zip code)
(216) 430-2700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 3, 2006, the Board of Trustees of Paragon authorized modifications to the individual employment agreements of James C. Mastandrea, President and Chief Executive Officer, and of John J. Dee, Senior Vice President and Chief Financial Officer. The modification agreements allow Messrs. Mastandrea and Dee to devote time to other business and personal investments while performing their duties for Paragon. The modification agreements are attached as Exhibits 10.1 and 10.2.
Item 1.02 Termination of a Material Definitive Agreement.
     On March 31, 2006, Paragon requested the return of its escrow deposit from Veard & Lowe Investments, Inc., on behalf of the various partnerships under its control, and in effect canceling the Purchase Agreement, dated September 26, 2005, among Paragon and the various partnerships.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On April 3, 2006, the Board of Trustees of Paragon authorized the transfer of its 1% ownership in Paragon Real Estate LP, the owner of Richton Trail Apartments in a suburb of Chicago, IL, to Hampton Court Associates, the limited partner of Paragon Real Estate LP. Paragon is no longer the general partner of Paragon Real Estate LP and will not be liable for the mortgage loan of approximately $2.7 million secured by the apartment property. Paragon cancelled the right of the partnership units held by Hampton Court Associates to be redeemed for cash after July 1, 2007, or at the option of Paragon, to be converted into Paragon’s common shares.
Item 9.01 Financial Statements and Exhibits.
     (d)      Exhibits

10.1	Modification Agreement between Paragon Real Estate Equity and Investment Trust and James C. Mastandrea

10.2	Modification Agreement between Paragon Real Estate Equity and Investment Trust and John J. Dee

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2006	Paragon Real Estate Equity and Investment Trust

	By:	/s/ John J. Dee

John J. Dee
Chief Financial Officer and Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Modification Agreement between Paragon Real Estate Equity and Investment Trust and James C. Mastandrea

10.2	Modification Agreement between Paragon Real Estate Equity and Investment Trust and John J. Dee

4